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                                                                      EXHIBIT 11


                   ELCOM INTERNATIONAL, INC. AND SUBSIDIARIES

                  COMPUTATION OF INCOME (LOSS) PER COMMON SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                               Three Months Ended            Nine Months Ended
                                                                  September 30,                 September 30,
                                                                  -------------                 -------------
                                                                1995          1996           1995           1996
                                                                ----          ----           ----           ----


Net Income (Loss)                                             $  (83)       $ 1,310       $ (1,254)       $ 3,586
                                                              ======        =======       ========        =======

Weighted Average Common Stock and Common
      Equivalent Shares Outstanding During the Period         21,335         26,495         16,951         26,294
      Dilutive Effect of Common Equivalent Shares (1)          1,866          2,940          1,866          3,310
                                                              ------        =======       ========        -------
      Weighted Average Common Shares Outstanding              23,201         29,435         18,817         29,604
                                                              ========      =======       ========        =======


       Net Income (Loss) Per Share                             (--)         $   .04       $   (.07)       $   .12
                                                              ======        =======       ========        =======


-------------
(1) Pursuant to Securities and Exchange Staff Accounting Bulletin No. 83, stock options issued at prices below the initial public offering price per share ("cheap stock") during the twelve month period immediately preceding a company's initial public offering have been included as outstanding for the 1995 periods presented. The dilutive effect of the common and common equivalent shares were computed in accordance with the treasury stock method in the periods presented.


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                                                              November 12, 1996


Securities and Exchange Commission
450 5th Street, N.W.
Judiciary Plaza
Washington, D.C.  20549

Dear Sirs:

         Pursuant to regulations of the Securities and Exchange Commission, submitted herewith for filing on behalf of Elcom International, Inc. (the "Company") is the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996.

                                       Elcom International, Inc.


                                       By:  /s/  Laurence F. Mulhern
                                       -------------------------------------
                                       Laurence F. Mulhern
                                       Chief Financial Officer and Treasurer